Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
ALON REFINING KROTZ SPRINGS, INC.
ARTICLE I
     The name of the Company is Alon Refining Krotz Springs, Inc. (the “Company”).
ARTICLE II
     The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its appointed registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law for the State of Delaware (the “DGCL”).
ARTICLE IV
     The Company is authorized to issue two classes of shares of common stock designated as “Class A Common Stock” and “Class B Common Stock,” respectively. The total number of shares of common stock that the Company shall have the authority to issue is 40,000, designated as follows: 39,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 1,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”). The rights, preferences, privileges and other matters relating to the Class A Common Stock and the Class B Common Stock shall be identical, except (1) the holders of Class A Common Stock shall be entitled to vote their shares on all matters, with each share of Class A Common Stock entitled to one vote, and (2) except as required by law, the holders of Class B Common Stock shall have no voting rights.
     Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, each then outstanding share of common stock, par value $0.01 per share, of the Company will automatically and without further action on the part of any person or entity be changed into one fully paid and non-assessable share of Class A Common Stock.
ARTICLE V
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend or repeal the Bylaws of the Company. Any bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the corporation.

ARTICLE VI
     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by the laws of the State of Delaware, and additional provisions authorized by such laws as are then in force may be added hereto. Except as otherwise expressly provided herein, all rights conferred upon the directors, officers and stockholders of the Company herein or in any amendment hereof are granted subject to this reservation.
ARTICLE VII
     To the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
ARTICLE VIII
     To the fullest extent permitted by law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the corporation (and any other person to which Delaware law permits the corporation to provide indemnification).
ARTICLE IX
     The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time, or in any manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or the stockholders.

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ALON REFINING KROTZ SPRINGS, INC.
a Delaware corporation
(Pursuant to General Corporation Law
of the State of Delaware)
     Alon Refining Krotz Springs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
     1. The name of the corporation is Alon Refining Krotz Springs, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was August 29, 1997.
     2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation (the “Certificate”) of the Corporation as follows, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.
     3. The following amendment was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the DGCL by the required vote of the stockholders of the Corporation pursuant to a unanimous written consent of the holders of all of the issued and outstanding Common Stock of the Company entitled to vote on such proposed amendment:
     The second sentence in Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:
     “The total number of shares of common stock that the Company shall have the authority to issue is 76,000, designated as follows: 75,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and 1,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”).”
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized and elected representative this 11th day of November, 2009.

ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Harlin R. Dean
Harlin R. Dean
Vice President and Secretary